Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/ Jean Fontana
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS FEBRUARY AND FISCAL

FOURTH QUARTER SALES RESULTS

~Company Provides First Quarter Fiscal 2008 Earnings Guidance ~

~Announces Reporting Date for Q4 and FY07 Results ~

Minneapolis, MN, March 8, 2007 — Christopher & Banks Corporation (NYSE: CBK) today reported February and fiscal fourth quarter sales results as well as its outlook for its first quarter ending June 2, 2007.

For the five-week period ended March 3, 2007 total sales were $35.0 million compared to $28.9 million for the four-week period ended February 25, 2006.  Due to the 53rd week in fiscal 2007, February same-store sales for the five weeks ended March 3, 2007 are compared to the five-week period ended March 4, 2006.  On this basis, same-store sales for the five-week period ended March 3, 2007 declined 13%.

Total sales for the fourth quarter ended March 3, 2007 which included 14 weeks were $134.0 million compared to $126.6 million for the quarter ended February 25, 2006, which was 13 weeks.  Same-store sales for the fourth quarter of fiscal 2007 declined 7% compared to the same 14 week period last year.

Total sales for the 53 week period ended March 3, 2007 were $547.3 million compared to $490.5 million for the 52 week period ended February 25, 2006.  Same-store sales increased 1% for

CHRISTOPHER & BANKS CORPORATION REPORTS FEBRUARY SALES RESULTS

the fiscal year ended March 3, 2007 compared to the corresponding 53 week period last year. As of March 3, 2007, the Company operated 778 stores compared to 705 stores as of February 25, 2006.

Matt Dillon, President and Chief Executive Officer, commented, “February sales results were negatively impacted by severe weather in our primary market areas, including bitter cold temperatures during the first three weeks of the month coupled with snow storms which impacted a very large portion of our comp store base during the month. Conversely, we saw positive response to our Spring collection in warmer weather markets that were immune to these weather events.”

Financial Outlook

As a result of the Company’s aggressive efforts to clear old merchandise, coupled with softer than anticipated February sales, the Company currently expects its earnings per diluted share for the fiscal fourth quarter ended March 3, 2007 will range from $0.03 to $0.04 compared to the $0.07 to $0.08 guidance issued by the Company on February 8, 2007.  This compares to prior year fourth quarter diluted earnings per share results of $0.18.

For the fiscal first quarter ending June 2, 2007, assuming a mid-single digit decline in same-store sales, earnings are anticipated to be in the range of $0.30 to $0.31 per diluted share compared to $0.39 per diluted share last year. In last year’s first quarter, net income increased 57% to $14.6 million, which was the highest level of net income for any quarter in the Company’s history.  The Company plans to provide guidance for full year earnings on April 11, 2007 when fourth quarter results are reported.

Mr. Dillon concluded, “Given the continued soft performance in the women’s specialty apparel group we believe it prudent to maintain a conservative outlook as it relates to our first quarter earnings. We anticipate renewed sales momentum as we progress through early Spring and the first quarter selling period. A new merchandising line extension, CBK Sport, is set to test in 168 stores in mid March and continued growth in our CRM database and other marketing initiatives are well underway to enhance our position in the marketplace.”

CHRISTOPHER & BANKS CORPORATION REPORTS FEBRUARY SALES RESULTS

Stock Repurchase Program

The Company also announced that it repurchased 560,000 shares of its common stock in February.  This brings the total number of shares purchased under its current $40 million repurchase program to 1,732,123.

Fourth Quarter and Fiscal 2007 Reporting Date

The Company plans to report fiscal 2007 fourth quarter and full year results after the market closes on Wednesday, April 11, 2007.

About Christopher & Banks

Christopher & Banks is a Minneapolis-based specialty retailer of women’s clothing.  The Company operates 778 stores under the names Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 524 Christopher & Banks stores, 218 C.J. Banks stores and 36 Acorn stores.

This release contains forward-looking statements, including statements regarding the Company’s (i) expected earnings of $0.03 to $0.04 per diluted share for the fourth quarter of fiscal 2007; (ii) anticipated first quarter fiscal 2008 earnings of $0.30 to $0.31 per diluted share assuming a mid single digit decline in same-store sales; and (iii) anticipated improvement in sales momentum as it progresses through the first quarter.  The achievement of such results is subject to certain risk factors and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to, adverse changes in economic, market and weather conditions, shifts in consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth and other factors outside the Company’s control, including factors discussed form time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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